STAR SELECT FUNDS
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

     This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act") by the Star Select Funds (the "Trust") on behalf of its current series, Star Select REIT-Plus Fund, and any series that may be established in the future (collectively the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

     The provisions of the Plan are:

1. General Description Of Classes. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund. There currently are two classes designated: Class B and Class C.

          a. Class B shares are offered and sold at net asset value without an initial sales charge, but subject to a contingent deferred sales charge ("CDSC"). The CDSC is imposed on the lesser of the net asset value of the redeemed shares at the time of purchase or the net asset value of the redeemed shares at the time of redemption in accordance with the following schedule:

                     Years of Redemption               Contingent Deferred
                     After Purchase                    Sales Charge
                     Year 1                            5.00%
                     Year 2                            4.00%
                     Year 3                            3.00%
                     Year 4                            2.00%
                     Year 5                            1.00%

                 Year 6                            0.00%

     The CDSC will not be charged with respect to: 1) shares acquired through the reinvestment of dividends or distributions of short-term or long-term capital gains and 2) shares held for more than five full years from the date of purchase.

     Class B shares are subject to a service fee at an annual rate not to exceed 0.25% of average daily net assets under a Shareholder Services


     Plan, and a distribution fee at an annual rate not to exceed 0.25% of average daily net assets under a Distribution Plan adopted pursuant to Rule 12b-1 under the Act.

          b. Class C shares are offered and sold at net asset value without an initial sales charge or CDSC. Class C shares are subject to a service fee at an annual rate not to exceed 0.25% of average daily net assets under a Shareholder Services Plan, and a distribution fee at an annual rate not to exceed 0.25% of average daily net assets under a Distribution Plan adopted pursuant to Rule 12b-1 under the Act.

2.   Expense Allocations To Each Class.

          a. In addition to the service and distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund ("Class Expenses"). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. [Class Expenses may include;

          (i)  expenses incurred in connection with a meeting of shareholders;

          (ii) litigation expenses;

          (iii)printing   and   postage   expenses  of   shareholders   reports,
               prospectuses and proxies to current shareholders of a specific class;

          (iv) expenses of administrative personnel and sevices required to support the shareholders of a specific class;

          (v)  transfer agent fees and shareholder servicing expenses; and

          (vi) such other expenses incurred by or attributable to a specific class.]

          b. All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

          3. Class Designation. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.



          4. Additional Information. This plan is qualified by and subjected to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund's multiple class structure.

          5. Effective Date. This Plan is effective on _______, 1998, provided that this Plan shall not become effective with respect to any Fund or class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).